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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
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                                                    hours per response .... 0.5
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                                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                            WASHINGTON, DC 20549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See             or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                Issuer (Check all applicable)
    SHIMASAKI       CRAIG         D.              Zymetx, Inc. "ZMTX"
-------------------------------------------------------------------------------------------       Director          10% Owner
    (Last)          (First)       (Middle)     3. IRS or Social Security  4. Statement for    ----              ----
                                                  Number of Reporting        Month/Year        X  Officer (give     Other (Specify
                                                  Person (Voluntary)             2/98         ----        title ----       below)
                                                                             -------------                below)
    4204 NW 146th Terrace                           ###-##-####
-------------------------------------------       ------------------      5. If Amendment,              Vice President of
                 (Street)                                                    Date of Original        ------------------------
                                                                             (Month/Year)               Research
                                                                                                     ------------------------
                                                                             -------------
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FORM 4 (CONTINUED)
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      2/27/98  X             15,000    A        $1.00                             D             N/A
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                                  2/27/98  S              2,500    D        $7.125                            D             N/A
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                                  3/3/98   S                500    D        $6.625                            D             N/A
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                                  3/3/98   S                500    D        $6.687                            D             N/A
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                                  3/4/98   S              4,000    D        $6.062          7,500             D             N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (8/92)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Incentive Stock Options        $1.00     2/27/98     X                 15,000  1/3/97  1/3/07 Common Stock  15,000        (1)
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Incentive Stock Options           35,000                   D                            N/A
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Explanation of Responses: (1)  Issued under the Zymetex, Inc. Stock Option Plan in consideration of Mr.
                               Shimasaki's services as a key employee of the Issuer.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/  CRAIG D. SHIMASAKI        3/17/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (8/92)

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